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                                                                    Exhibit 99.1

                  5B TECHNOLOGIES CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                         ----------------------
                                                                               Year ended
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                                                                            December 31, 2000
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
 Net sales                                                                    $  14,438,759
 Cost of sales                                                                   11,128,705
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        Gross profit                                                              3,310,054
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 Expenses:
       Selling                                                                    1,209,390
       General and administrative expenses                                        3,358,521
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        Total expenses                                                            4,567,911
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 Loss from operations                                                            (1,257,857)
 Other income (expense):
       Interest expense                                                            (125,336)
       Interest income                                                               86,169
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 Loss before benefit from income taxes and discontinued operations               (1,297,024)
 Benefit from income taxes                                                          (10,820)
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         Loss from continuing operations                                         (1,286,204)
 Discontinued operations:
      Loss from discontinued operations                                            (436,432)
         Loss on disposal of discontinued operations                               (856,198)
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 Net loss                                                                        (2,578,834)
 Preferred dividends and increase in carrying value of redeemable
    preferred stock                                                                (428,035)
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 Net loss attributable to common shareholders                                $   (3,006,869)
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 WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
 Basic and diluted                                                                2,137,041

 BASIC AND DILUTED (LOSS) EARNINGS PER COMMON SHARE:
          Continuing operations                                              $        (0.80)
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          Discontinued operations                                            $        (0.61)
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          Net loss per share                                                 $        (1.41)
===============================================================================================